SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 4, 2008
CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
(Exact Name of Registrant as Specified in Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-50249 (Commission File Number)	52-2298116 (IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY (Address of Principal Executive Offices)	10020 (Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
The registrant announced today that its estimated net asset value (“NAV”) as of December 31, 2007 has been determined to be $12.20 per share. One of the factors used to calculate NAV per share is an estimate of the fair market value of the registrant’s real estate provided by a third party. The registrant then adjusts this amount based on the estimated fair market value of the mortgages encumbering registrant’s real property, estimated disposition costs (including estimates of expenses, commissions, and fees payable to its advisor), and an estimate of the registrant’s net other assets and liabilities as of the same date. The estimate of the registrant’s net other assets and liabilities is based on unaudited preliminary financial results, which may differ from amounts included in the registrant’s audited consolidated financial statements. The estimate produced by this calculation is then rounded to the nearest $.10.
Starting as of March 2008, the estimated NAV of $12.20 per share will be used for purposes of effectuating redemptions of our common stock and issuing shares pursuant to our distribution reinvestment plan.
The determination of the registrant’s estimated NAV involves a number of assumptions and management judgments, including regarding the fair market value of the registrant’s mortgages, disposition costs and net other assets and liabilities. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a shareholder would realize $12.20 per share if we were to liquidate our company today.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 15 Incorporated
Date: March 4, 2008	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and acting Chief Financial Officer